United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 20, 2008
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 20, 2008, the Board of Directors of Applied Signal Technology, Inc. (the “Company”) appointed Mr. William B. Van Vleet III as President and Chief Executive Officer. Mr. Van Vleet had been appointed as Acting Chief Executive Officer upon the resignation of Mr. Gary Yancey on May 1, 2008.

Mr. Van Vleet joined the Company in July 2005 as Executive Vice President of the Sensor Signal Processing Group in connection with the Company’s acquisition of Dynamics Technology, Inc. and was promoted to Deputy Chief Operating Officer in August 2006 and Chief Operating Officer in November 2007. Mr. Van Vleet was President and Chief Executive Officer of Dynamics Technology, Inc. from 2002 to July 2005. Prior to that time, Mr. Van Vleet worked at The Boeing Company for 22 years, where he served in a variety of engineering management positions, most recently as the General Manager of the Communications, Information, and Oceanic Systems Division, and then leading efforts on the U.S. Missile Defense National Team as the Director of Battle Management, C2 and Communications.

In consideration of his appointment as President and Chief Executive Officer, the Compensation Committee of the Board of Directors approved an increase in the base salary payable to Mr. Van Vleet to $400,000 per annum and a continuation of the bonus payable to him under the Company’s Annual Incentive Plan. In addition, the Compensation Committee awarded Mr. Van Vleet 20,000 shares of restricted stock, vesting in four equal annual installments on the anniversary of the date of grant. Mr. Van Vleet remains a participant under the Company’s Executive Retention and Severance Plan previously described in the Company’s proxy statement filed in connection with its 2008 annual meeting of shareholders.

A copy of the press release announcing these actions is attached hereto as Exhibit 99.1.

(d)

In addition to his appointment as President and Chief Executive Officer, the Board of Directors appointed Mr. Van Vleet as a Class I member of the Board of Directors, effective immediately. The Board had previously fixed the authorized number of Directors at six, following the resignation of Mr. Yancey as a member of the Board of Directors. Accordingly, on August 20, 2008, the Board of Directors fixed the authorized number of Directors at seven, and elected Mr. Van Vleet as a member of the Board, to fill the vacancy created. Mr. John P. Devine is continuing as non-executive Chairman of the Board of Directors.

(e)

See the disclosure of the compensation arrangements entered into with Mr. Van Vleet as President and Chief Executive Officer described under subsection (c) above.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release dated August 20, 2008 announcing appointment of President and Chief Executive Officer

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2008	Applied Signal Technology, Inc. By: /s/ James E. Doyle James E. Doyle Chief Financial Officer

Exhibit 99.1. Press Release dated August 20, 2008 announcing appointment of President and Chief Executive Officer

Applied Signal Technology, Inc.
Announces Appointment of President and CEO

SUNNYVALE , CA , August 20, 2008 - Applied Signal Technology, Inc. (NASDAQ - APSG) today announces the appointment of William Van Vleet III as President and Chief Executive Officer effective immediately. Mr. Van Vleet had been appointed as Acting Chief Executive Officer upon the resignation of Mr. Gary Yancey on May 1, 2008.

Mr. Van Vleet joined the Company in connection with its acquisition of Dynamics Technology Inc. on July 1, 2005, where he had been Chief Executive Officer. He was appointed as our Chief Operating Officer on November 15, 2007.

Mr. Van Vleet has also been appointed as a Class I member of the Board of Directors, effective immediately, to fill the vacancy previously created after the resignation of Mr. Yancey. Mr. John P. Devine is continuing as non-executive Chairman of the Board of Directors.

“We are very pleased to announce the appointment of Bill as Chief Executive Officer,” said Mr. Devine. “We evaluated a number of candidates during the search conducted with the assistance of a search firm and we believe that Bill is the right person for the job. Bill has been running the Company for the past three and a half months and we have great confidence in his leadership and in the direction he is taking the Company”.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems, and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services, visit our website at www.appsig.com.

Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888